Exhibit 99.1

Tectonic Financial Has Acquired
Integra Funding Solutions

DALLAS, Texas, July 1, 2021 - Tectonic Financial, Inc. (Nasdaq: TECTP), a technology-focused financial holding company, today announced the closing of the acquisition of Integra Funding Solutions, LLC (“Integra”), a factoring company providing financing to transportation companies across the United States, in a cash and common stock transaction. With sophisticated underwriting and systems, as well as superior customer service, Integra has grown rapidly while maintaining credit losses below industry norms. Integra’s technology platform, quick response time and highly regarded client experience have been key to its growth.

As a part of the transaction, Tracy A. Bolt, Co-Founder and Manager of Integra, and Randall W. Woods, Co-Founder and President of Integra, will become significant shareholders of Tectonic Financial. In addition, Mr. Woods will serve as Chief Executive Officer of the Integra division within T Bank, N.A., Tectonic Financial’s wholly-owned banking subsidiary, providing continued leadership to Integra’s dedicated team.

The Integra acquisition provides T Bank an additional small business vertical to which it can offer its range of financial services to transportation and energy companies. Furthermore, it will help Tectonic Financial sustain its high return on equity and return on assets profile, while maintaining its overall attractive credit metrics. Tectonic Financial believes that the Integra acquisition will be accretive to earnings in both 2021 and 2022.

“We are thrilled to add a factoring vertical within our company and the sophistication of Integra fits nicely into our tech-forward platform,” said Patrick Howard, President and Chief Operating Officer of Tectonic Financial. “More importantly, we are excited to welcome Tracy Bolt and Randy Woods as shareholders of Tectonic Financial. I look forward to working with Randy to grow our combined organization.”

Mr. Woods commented, “I am excited about Integra’s growth prospects within the Tectonic organization – and working with Pat to grow the overall business. It is particularly pleasing to join an organization that shares the same commitment to customer service, organizational excellence and advanced technology, all with the end goal of enhancing operations and the overall customer experience. That has served us well in the past, and, I believe, will fuel our continued growth.”

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About Tectonic Financial

Tectonic Financial is a technology-focused financial holding company providing small businesses and individuals with banking, trust, retirement, insurance, brokerage and wealth management services through its subsidiaries, T Bank, N.A., Tectonic Advisors, Sanders Morris Harris and HWG Insurance Agency, and with factoring services through T Bank, N.A.’s Integra Funding Solution division. Through its high tech, high touch philosophy, it endeavors to deliver a best-in-class customer experience and maintain a relatively high return on equity and return on assets. Tectonic Financial’s non-cumulative perpetual preferred stock is publicly traded on NasdaqGS under the symbol “TECTP.” To learn more, visit tectonicfinancial.com

About T Bank, N.A.

T Bank, N.A., a subsidiary of Tectonic Financial, is a nationally chartered, FDIC-insured bank serving small businesses and individuals across the United States. T Bank was recognized as one of the Top 200 Banks in the United States by financial health analysts in Lending Tree’s 2020 annual analysis with an A+ rating.1 T Bank is an SBA Preferred Lender and one of the top SBA loan providers in the nation. T Bank’s innovative approach to serving clients combines advanced technology with dedicated personal attention. To learn more, visit t.bank.

About Integra Funding Solutions

Integra Funding Solutions offers businesses the opportunity to obtain needed capital that is not available through traditional lending institutions. Serving customers across multiple states and industries, with a focus on transportation, the Integra team provides viable solutions to exceed client needs and expectations with both short- and long-term objectives in mind. Integra is committed to delivering a positive customer experience and forging quality relationships. To learn more, visit integrafunding.com

Contact

A. Haag Sherman

Chairman

Tectonic Financial, Inc.

713.250.4221

hsherman@tectonicadvisors.com

No Offer or Solicitation

This press release shall not constitute an offer to sell, a solicitation of an offer to sell, or the solicitation or an offer to buy any securities. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The shares of Tectonic common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, the acquisition and integration of Integra. Any statements about the Company’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. The Company cautions that the forward-looking statements in this press release are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Factors that could cause our actual results, performance or achievements to differ materially from those contemplated, expressed, or implied by the forward-looking statements include, among others: (i) the possibility that any of the anticipated benefits of the transaction will not be realized or will not be realized within the expected time period, (ii) the risk that integration of the operations of Integra will be materially delayed or will be more costly or difficult than expected, and (iii) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law.

1 Lending Tree created the Top 200 Healthiest Banks analysis in the wake of the 2008 financial crisis and has continued releasing it annually.  To compile the report, it analyzes data from its subsidiary, DepositAccounts.com, using a proprietary ratio based on the following: 1) Texas ratio, determined by comparing the total value of at-risk loans to the total value of funds the bank has on-hand to cover those loans; 2) deposit growth, based on when people put money in the bank; and 3) capitalization, determined by a direct calculation of an institution's assets minus its liabilities.  A complete copy of the analysis and rankings can be accessed at: www.depositaccounts.com/banks/health.aspx.